Exhibit 23.2

KPMG

[LOGO]	KMPG LLP
Suite 1000
1000 Walnut Street
Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Aquila, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Aquila, Inc. of (i) our reports relating to the financial statements of Aquila, Inc.; management’s assessment of the effectiveness of internal control over financial reporting; and the effectiveness of internal control over financial reporting dated March 3, 2006, which reports appear in the Annual Report on Form 10-K of Aquila, Inc. for the year ended December 31, 2005 and (ii) our report relating to the Aquila, Inc. Retirement Investment Plan dated June 21, 2006, which report appears in the Annual Report on Form 11-K of Aquila, Inc. for the year ended December 31, 2005.

By: /s/ KPMG LLP

KPMG LLP

Kansas City, Missouri

Date: August 4, 2006